Exhibit 99.2

Calgon Carbon Provides Update to Shareholders

PITTSBURGH--(BUSINESS WIRE)--December 13, 2013--Calgon Carbon Corporation (NYSE: CCC) today provided an update on its roadmap for value creation in a letter to its shareholders from Randy Dearth, President and Chief Executive Officer.

Dear Calgon Carbon Shareholders:

I was pleased to see so many of you at our Investor Day last month. As we discussed at that time, we have been putting in place a comprehensive program of financial, operational, and leadership initiatives to make sure we continue to build a stronger Calgon Carbon. We are a leader in our industry with an exceptionally diverse customer base, strong balance sheet, and cutting edge technical and research capabilities. Our management and Board have been successfully executing the transformation process we started when I became CEO 15 months ago to steward our resources with greater focus and speed of execution.

In that context, we are pleased to continue constructive and engaged conversations with our shareholders as we move ahead with our global operating initiatives, our many growth opportunities, and our commitment to return value to shareholders over both the short and long term. This includes being responsive to shareholder interest in exploring alternative business structures, returning capital beyond the accelerated share repurchase we completed earlier this year, and accelerating our cost cutting initiatives while investing in key growth opportunities.

To this end, I would like to update you on a number of important initiatives we have been pursuing.

Careful Consideration of MLP Conversion

As we discussed at Investor Day, our Board of Directors formed a Special Committee in August, with its own financial advisor, Evercore Group, LLC, a premier independent investment banking advisory firm, to take another look at the feasibility, cost, and return model for converting to a Master Limited Partnership (MLP) structure. You will recall that Morgan Stanley had been engaged by the Company to look at the MLP structure earlier this year.

Evercore reviewed the assets that could potentially fit within the definition of “qualified income,” the relative positioning of a Calgon Carbon MLP, the valuation of a Calgon Carbon MLP, and the value implications to Calgon Carbon Corporation. The Evercore review was just completed and presented to our Board. Based on their analysis and conclusions, and after careful consideration, our Board determined that the MLP concept is not accretive to shareholder value due to rules on qualifying income, the structural support needed, and the additional costs of creating and operating an MLP. This confirms the Morgan Stanley findings as well.

We strongly believe shareholders will be better served in 2014 and beyond by our pursuing our successful transformation initiatives, which have already delivered excellent financial results and a meaningful improvement in share performance year to date.

Commitment to Enhanced Return of Capital: Additional $100 Million Stock Repurchase Authorization

At the same time, we are now able to move forward with our commitment to continuing to return capital to shareholders. As you know, we have been consistent in our capital allocation philosophy: balancing investment in growth opportunities with additional and more immediate shareholder return. The Board and management have been open minded as to the form that capital return can take, provided that it also allows for continued value creation through the Company’s ongoing investment in the resources it needs to maintain a strong competitive profile.

The Board has determined that expanding the share repurchase we initiated at the end of 2012 is the best approach, and has chosen to authorize up to an additional $100 million of stock repurchases. This authorization reinforces the strength of Calgon Carbon’s balance sheet, balances immediate return with future opportunities, and brings the total amount authorized since last November for share repurchases to $200 million of which $150 million is now available for repurchases. The Board’s authorization will permit the Company to complete repurchases on the open market or otherwise, including through an accelerated share repurchase, under the terms of a Rule 10b5-1 plan, in privately negotiated transactions and in round lot or block transactions.

Any repurchases will not impede our ability to fund other strategic investments as we build for the future.

Expanded Cost Improvement Program and Execution of Long Term Coal Contracts

At Investor Day, we also announced a $10 million expansion of the Company’s cost reduction program, bringing to $40 million the total annual cost improvements. We expect to realize annual improvements of $30 million in 2015 and the full $40 million in 2016.

We also discussed the importance of securing high performing coal with the lowest total cost of ownership to produce activated carbon at our two virgin plants and to increase the amount of coal under long-term contract.

In order to determine the right price point, we studied purchase costs, inbound transportation, handling, plant productivity, and first time quality of activated carbon. Our results identified several bituminous coals/blends that perform better than our traditional coals/blends.

I’m very pleased that we have recently contracted with two highly regarded coal companies for the supply of bituminous coal that meets our cost/performance criteria. The terms are competitive with the current metallurgical coal market and are structured to protect Calgon Carbon from the frequent large swings of this coal market. Both contracts will begin immediately and expire at the end of 2018. And as a result, our coal under contract for that term is now approximately 70%.

Additional Transformation Milestones

Calgon Carbon has made significant progress on a number of fronts in 2013, a few of which were highlighted at Investor Day.

  Improvements in key operating metrics – We have meaningfully improved our cost of goods sold, operating expense, EBITDA margin, and cash flow as a result of the implementation of our highly successful cost improvement program.
  Milestone achieved in growing reactivation capabilities – We have increased our reactivation production capacity to approximately 250 million pounds a year and solidified our leadership position, a linchpin of our growth strategy in a highly attractive market.
  Momentum shift in sales of ballast water treatment systems – Implementation of the new global regulatory framework draws closer, positioning Calgon Carbon to benefit from a unique growth opportunity, and to that end we received more orders in the second and third quarter of this fiscal year combined than we received over the previous two-year period. In addition, earlier this month Hyde Marine launched the Hyde GUARDIAN Gold™ Ballast Water Treatment System, an important new product with IMO type approval and AMS designation from the U.S. Coast Guard that offers the smallest footprint of any BWTS in the maritime industry.

We are firmly committed to enhancing our competitive position and creating shareholder value as we pursue our transformation initiatives.

Evolving Board Leadership

We continue to refresh the Board to broaden its expertise, experience, and perspectives. For example, three of our Directors took office earlier this year, one of whom is a senior executive at a company that is structured as an MLP. We believe we have a dedicated, enthusiastic, and experienced group of fiduciaries aligned with the interests of shareholders who have set a challenging and achievable road to value creation. And we have a management team and employees who are fully engaged in delivering that value.

In closing, I would like to wish all of you the best this holiday season. We look forward to continuing our dialogue with you in the New Year as we continue to execute our transformation strategy.

Sincerely,

Randall S. Dearth
President and Chief Executive Officer

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, Vice President – Investor Relations and Communications, 412-787-6795
ggerono@calgoncarbon-us.com